As filed with the Securities and Exchange Commission on February 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3911080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Jacobs Street, Suite 200 Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan

Cerevel Therapeutics Holdings, Inc. Amended and Restated 2020 Employee Stock Purchase Plan

(Full title of the plans)

N. Anthony Coles, M.D.

Chief Executive Officer

Cerevel Therapeutics Holdings, Inc.

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(Name and address of agent for service)

(844) 304-2048

(Telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable Nicole Daley Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Scott M. Akamine John Mei Cerevel Therapeutics Holdings, Inc. 222 Jacobs Street, Suite 200 Cambridge, MA 02141 (844) 304-2048

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

The number of shares of common stock, par value $0.0001 per share, or the common stock, of Cerevel Therapeutics Holdings, Inc., or the Registrant, available for grant and issuance under the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan, or the 2020 Plan, is subject to an annual increase on January 1 of each year equal to (i) four percent (4%) of the number of shares of the Registrant’s common stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser amount as determined by the Registrant’s board of directors.

The number of shares of the Registrant’s common stock available for grant and issuance under the Cerevel Therapeutics Holdings, Inc. Amended and Restated 2020 Employee Stock Purchase Plan, or the 2020 ESPP, is subject to an annual increase on January 1 of each year equal to (i) one percent (1%) of the number of shares of the Registrant’s common stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser amount as determined by the Registrant’s board of directors.

On January 1, 2023, the number of shares of common stock available for grant and issuance under the 2020 Plan increased by 3,130,045 shares, representing approximately two percent (2%) of the number of shares of common stock issued and outstanding on December 31, 2022, pursuant to a determination by the Registrant’s board of directors to increase the number of shares of common stock available for grant and issuance under the 2020 Plan by such lesser amount. On January 1, 2023, the number of shares of common stock available for grant and issuance under the 2020 ESPP increased by 1,565,022 shares, representing approximately one percent (1%) of the number of shares of the Registrant’s common stock issued and outstanding on December 31, 2022. Such additional shares have become reserved for issuance pursuant to the “evergreen” provisions of the 2020 Plan and the 2020 ESPP described above.

This registration statement on Form S-8, or this Registration Statement, registers the 3,130,045 additional shares and the 1,565,022 additional shares that have been reserved for issuance pursuant to the “evergreen” provisions of the 2020 Plan and the 2020 ESPP, respectively.

In accordance with General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (File No. 333-251881 and File No. 333-263158) filed by the Registrant with the Securities and Exchange Commission, or the Commission, on January 4, 2021 and March, 1, 2022, respectively, are hereby incorporated by reference, except for “Item 8. Exhibits.”

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by the Registrant on March 24, 2021).

4.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on June 15, 2022).

4.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed by the Registrant on March 24, 2021).

4.4	Subscription Agreement, by and between ARYA Sciences Acquisition Corp II and BC Perception Holdings, LP, dated July 29, 2020 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on July 30, 2020).

4.5	Amended and Restated Registration and Shareholder Rights Agreement, dated October 27, 2020, by and among the Registrant and the stockholders party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

4.6	Waiver, dated January 20, 2021, by and among Cerevel Therapeutics Holdings, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on January 21, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1	Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan. (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by the Registrant on March 24, 2021).

99.2	Forms of Award Agreements under the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by the Registrant on November 2, 2020).

99.3	Cerevel Therapeutics Holdings, Inc. 2020 Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed by the Registrant on January 4, 2021).

107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on February 22, 2023.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ N. Anthony Coles
Name:	N. Anthony Coles
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of N. Anthony Coles, Scott Akamine and Mark Bodenrader as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ N. Anthony Coles N. Anthony Coles	Chairperson of the Board, Director and Chief Executive Officer (Principal Executive Officer)	February 22, 2023

/s/ Mark Bodenrader Mark Bodenrader	Chief Accounting Officer and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 22, 2023

/s/ Deborah Baron Deborah Baron	Director	February 22, 2023

/s/ Marijn Dekkers Marijn Dekkers	Director	February 22, 2023

/s/ Doug Giordano Doug Giordano	Director	February 22, 2023

/s/ Christopher Gordon Christopher Gordon	Director	February 22, 2023

/s/ Adam Koppel Adam Koppel	Director	February 22, 2023

/s/ Ruth McKernan Ruth McKernan	Director	February 22, 2023

/s/ Deval Patrick Deval Patrick	Director	February 22, 2023

/s/ Norbert Riedel Norbert Riedel	Director	February 22, 2023

/s/ Gabrielle Sulzberger Gabrielle Sulzberger	Director	February 22, 2023

/s/ Suneet Varma Suneet Varma	Director	February 22, 2023